Exhibit 3.12

FIRST AMENDMENT OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF KEY CENTER PROPERTIES LLC

THIS FIRST AMENDMENT OF AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “First Amendment”) of Key Center Properties LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of October 6, 2008 (the “Effective Date”) between WELLS REIT II -KCP, LLC, a Delaware limited liability company (“Wells REIT II - KCP”), and WELLS REIT II – KEY CENTER, LLC, a Delaware limited liability company (“Wells Key Center”).

WHEREAS, reference is hereby made to that certain Amended and Restated Limited Liability Company Operating Agreement of the Company, made and entered into effective as of December 22, 2005 between Key Center Properties Limited Partnership, an Ohio limited partnership (“KCPLP”) and Wells Key Center (the “Operating Agreement”); and

WHEREAS, on the date hereof, KCPLP transferred and assigned its Interest (as defined in the Operating Agreement) in the Company to Wells REIT II - KCP, and Wells REIT II - KCP accepted such assignment; and

WHEREAS, Wells Key Center and Wells REIT II - KCP desire to amend the Operating Agreement to remove KCPLP as the Managing Member of the Company and designate Wells Key Center as the Managing Member of the Company.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Wells Key Center and Wells REIT II - KCP hereby agree as follows:

1.         Recitals; Definitions. The above recitals are acknowledged to be true and correct and are incorporated herein by this reference. Initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Operating Agreement.

2.         Admission of Wells REIT II - KCP. The due assignment of the Interest held by KCPLP to, and the prospective assumption of all the terms, covenants, conditions and obligations under the Operating Agreement by, Wells REIT II - KCP, are hereby acknowledged and approved by Wells Key Center. Wells REIT II - KCP is hereby admitted to the Company as a Substitute Member in accordance with Articles 7.7 and 10 of the Operating Agreement.

3.         Amendment. Section 6.1 (b) is amended and restated as follows:

“(b) Wells Key Center is hereby designated as the Managing Member of the Company.”

4.         Notice. The address to be used for all notices to Wells REIT II – KCP contemplated by Article 13.1 of the Operating Agreement is the same as designated for Wells under the Operating Agreement.

5.         No Other Amendments. Except as amended by this First Amendment, the Operating Agreement shall remain unmodified and in full force and effect.

5.         Successors and Assigns. This First Amendment shall be binding upon and shall inure to the benefit of each of Wells Key Center and Wells REIT II - KCP and their respective successors, assigns, receivers and trustees.

6.         Counterparts. This First Amendment may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this First Amendment.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, Wells Key Center and Wells REIT II—KCP have executed this First Amendment, effective as of the date written above.

WELLS REIT II – KCP, LLC, a Delaware limited liability company

By:	WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation, its sole member

	By	/s/ Randall D. Fretz
	Name:	Randall D Fretz
	Title:	Sr. Vice President

WELLS REIT II – KEY CENTER, LLC, a Delaware limited liability company

By:	Wells Operating Partnership II, LP, a Delaware limited partnership

	By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, its general partner

		By	/s/ Randall D. Fretz
			Name:	Randall D Fretz
			Title:	Sr. Vice President